Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement Nos. 333-217480, 333-236121, 333-255485, 333-272176, 333-279887 and 333-287618 on Form S-8, Registration Statement Nos. 333-233567, 333-266604, 333-268847, 333-285539 and 333-288966 on Form S-3 and Registration Statement No. 333-264235 on Form S-1 of our auditor’s report dated December 12, 2025 with respect to the consolidated ﬁnancial statements of Edesa Biotech, Inc. as at September 30, 2025 and 2024 and for each of the years in the two year period ended September 30, 2025, as included in the Annual Report on Form 10-K of Edesa Biotech, Inc. for the year ended September 30, 2025 as ﬁled with the United States Securities and Exchange Commission.

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

December 12, 2025